Merrill Lynch Mortgage Trust 2007-C1

The information in this material clarifies, updates or modifies certain of the information contained in the free writing prospectus, dated July 16, 2007 (the
"7/16/07 FWP") and the preliminary structural and collateral term sheet, dated
July 13, 2007.

Collateral Updates:

Six mortgage loans have been removed from the mortgage pool. They are identified on the file attached to this material captioned "MLMT 07-C1 Annex Changes".

With respect to the DRA/Colonial Office Portfolio loan (loan number 4), the related borrower's interest in one of the nineteen constituent properties, known as the Peachtree Street, is comprised of a condominium interest for approximately 92% of the related units. The condominium association owns an adjacent parking garage that services the Peach Street property but the parking garage is neither a current common element of the condominium regime nor collateral for the DRA/Colonial Office Portfolio loan. The holder of the mortgage lien on the parking garage has agreed, however, that it will not take any enforcement action while the DRA/Colonial Office Portfolio loan is outstanding and its lien will be extinguished in the event of a foreclosure of the DRA/Colonial Office Portfolio loan.

With respect to the DRA/Colonial Office Portfolio loan (loan number 4), the
$153,684,437 future advance contemplated by the loan documents has now been funded.

With respect to the Och-Ziff Retail Portfolio loan (loan number 5) , the largest tenant, Ian Stewart and Ken Gillich d/b/a America's Custom Design Center
("America's Custom"), at Colonial Promenade Hunter's Creek (one of the 11
mortgaged properties securing the Och-Ziff Retail Portfolio loan) (the "Center")
has vacated its premises. Before America's Custom vacated its premises, the
Center was 100% occupied and the Och-Ziff Retail Portfolio was 94.8% occupied, and, as of the date hereof, the Center is 52.6% occupied and the Och-Ziff Retail
Portfolio is 90.1% occupied. Colonial Properties Trust, an Alabama real estate investment trust ("CPT Reit") (NYSE:CLP), which entity owns an indirect interest in the Och-Ziff Retail Portfolio borrower, has provided a guaranty in favor of the Och-Ziff Retail Portfolio borrower pursuant to which CPT Reit guaranteed lease payments (in the amount that is due under the lease executed by America's
Custom) with respect to the vacated premises through September 30, 2011. No assurance can be given that CPT Reit will perform its obligations under the guarantee if and when called upon to do so.

With respect to the Mann & Sylmar Biomedical Parks loan (loan number 13), historic monitoring since 2002 of groundwater impacted by volatile organic compounds shows a general trend of stable or declining concentrations. An April
2007 site remediation closure strategy states that, based on information provided by the Regional Water Quality Control Board (RWQCB), the mortgaged real property is appropriate for site closure. The site remediation closure strategy recommends implementation of a land use restriction prohibiting the use of groundwater for potable or irrigation purposes. A Phase I environmental site assessment performed on June 1, 2007 recommends annual review of regulatory files at the RWQCB until such time that site closure is granted. The related mortgage loan seller has not received notification that the RWQCB has granted site closure or that the RWQCB is not requiring active remediation.

With respect to the Lindbergh Plaza loan (loan number 94), the local jurisdiction has notified Home Depot, anchor tenant at the mortgaged property, that the tenant's operation of an outdoor sales area constitutes a zoning violation. While the tenant is seeking to obtain the necessary permits for such operations, there is no assurance that such permits will be granted, or that the inability of the tenant to conduct such sales would not materially adversely affect the tenant and the related mortgage loan.

With respect to the Hawthorn Suites Naples loan (loan number 114) the loan allows for future mezzanine debt with a maximum combined LTV of 75% and a minimum combined DSCR of 1.20x With respect to the Melrose Ave. Retail loan
(loan number 252), which was determined to be likely to experience a probable maximum loss of approximately 22% of the estimated replacement cost of the improvements, the related borrower was not required to maintain earthquake insurance. 18 of the mortgaged real properties, which represent security for approximately 3.8% of the initial mortgage pool balance and approximately 2.1%
of the initial loan group 1 balance, and approximately 7.2% of the initial loan group 2 balance, are secured by student housing facilities or multifamily properties predominantly rented by students.

Capmark Finance Inc. is anticipated to be a sub-servicer for mortgage loans aggregating more than 10%, but less than 20%, of the initial mortgage pool balance.

It is anticipated that Merrill Lynch, Pierce, Fenner and Smith Incorporated, the
lead manager, will hold in its name any offered certificates that have not been sold by the date hereof. Merrill Lynch intends to continue marketing these unsold certificates after the Closing Date. Merrill Lynch has agreed with one or more of the mortgage loan sellers that sold (to the depositor) the mortgage loans constituting the related trust fund to share in any losses or gains in connection with the sale of the unsold certificates pursuant to an arrangement whereby specified percentages of the losses or gains resulting from such sales will be allocated between Merrill Lynch and such mortgage loan seller.

Please see the attached file captioned "MLMT 07-C1 Annex Changes" for additional modifications to mortgage loan information in the 7/16/07 FWP

Free Writing Prospectus Legend

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with

the SEC for more complete information about the depositor, the issuing entity and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior contrary information regarding such assets.

This material is for your information and none of Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Goldman, Sachs & Co. or Morgan Stanley & Co. Incorporated
(the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).

Any legends, disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following are not applicable to these materials and should be disregarded:

(i) disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

(ii) disclaimers of responsibility or liability;

(iii) statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

(iv) language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

(v) statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

(vi) legends that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

MLMT 2007-C1
7/30/2007

               LOANS THAT HAVE BEEN REMOVED FROM THE MORTGAGE POOL

LOAN NUMBER 41    1447 2nd Street             7,900,000
LOAN NUMBER 42    11860 Wilshire Boulevard    6,400,000
LOAN NUMBER 43    1441 4th Street             5,250,000
LOAN NUMBER 178   Covington Square            3,300,000
LOAN NUMBER 200   Royal Coach Village MHP     2,300,000
LOAN NUMBER 213   Walgreens - Swansboro, NC   2,080,000

ANNEX A-1 TO THE 7/16/07 FWP IS HEREBY AMENDED WITH RESPECT TO THE REVISED
CHARACTERISTICS SET FORTH BELOW:

 LOAN
NUMBER  LOAN NAME                          CHARACTERISTIC                         7/30/07 FWP VALUE            7/16/07 FWP VALUE
--------------------------------------------------------------------------------------------------------------------------------

    5   Och - Ziff Retail Portfolio        Occupancy %                                         90.1                         94.8
 5.06   Colonial Promenade Hunter's Creek  Occupancy %                                         52.6                          100
 5.06   Colonial Promenade Hunter's Creek  Largest Tenant Name                               Publix  Ian Stewart and Ken Gillich
                                                                                                                 d/b/a America's
                                                                                                            Custom Design Center
 5.06   Colonial Promenade Hunter's Creek  Largest Tenant Unit Size                       56,000.00                       107806
 5.06   Colonial Promenade Hunter's Creek  Largest Tenant Lease Expiration               11/18/2012                    9/30/2011
 5.06   Colonial Promenade Hunter's Creek  2nd Largest Tenant Name                    Frank's Place                 Publix #0427
 5.06   Colonial Promenade Hunter's Creek  2nd Largest Tenant Unit Size                       7,700                       56,000
 5.06   Colonial Promenade Hunter's Creek  2nd Largest Tenant Lease Expiration           12/31/2011                   11/18/2012
 5.06   Colonial Promenade Hunter's Creek  3rd Largest Tenant Name                         Crispers                Frank's Place
 5.06   Colonial Promenade Hunter's Creek  3rd Largest Tenant Unit Size                       5,400                        7,700
 5.06   Colonial Promenade Hunter's Creek  3rd Largest Tenant Lease Expiration           10/31/2015                   12/31/2011
   13   Mann & Sylmar Biomedical Parks     Appraised Value                              108,500,000                  102,000,000
   13   Mann & Sylmar Biomedical Parks     Maturity LTV                                        59.9                         63.7
   13   Mann & Sylmar Biomedical Parks     Cut-Off Date LTV                                    59.9                         63.7
13.01   Mann Biomedical Park               Appraised Value                               86,500,000                   80,000,000
   21   FIDM Los Angeles                   UW DSCR                                             1.20                         1.19
   21   FIDM Los Angeles                   UW Revenues                                    4,765,002                    4,767,472
   21   FIDM Los Angeles                   UW Expenses                                    1,658,381                    1,684,179
   21   FIDM Los Angeles                   UW NCF                                         2,895,595                    2,872,266
   21   FIDM Los Angeles                   UW NOI                                         3,106,621                    3,083,293
   51   The Greens at McKinney             Original Prepayment Provision
                                           (Payments)                           LO(81),Def(60),O(3)         LO(47), Def(94),O(3)
   82   Forest Meadow Apartments           Annual P&I Debt Service                          732,861                      737,419
   82   Forest Meadow Apartments           Maturity/ARD Balance                           9,883,574                    9,889,373
   82   Forest Meadow Apartments           Maturity LTV                                        74.3                         74.4
   82   Forest Meadow Apartments           Interest Rate                                     6.3360                       6.3900
   82   Forest Meadow Apartments           Original Prepayment Provision
                                           (Payments)                           LO(24),Def(93),O(3)    LO(24),DeforYM1%(93),O(3)
   94   Lindbergh Plaza                    Annual P&I Debt Service                          586,454                      562,135
   94   Lindbergh Plaza                    Interest Rate                                     6.2700                       6.0100
   94   Lindbergh Plaza                    UW DSCR                                             1.20                         1.22
   94   Lindbergh Plaza                    UW Revenues                                    1,094,395                    1,078,769
   94   Lindbergh Plaza                    UW Expenses                                      366,168                      365,699
   94   Lindbergh Plaza                    UW NCF                                           702,506                      687,349
   94   Lindbergh Plaza                    UW NOI                                           728,227                      713,070
  108   815 Middle Ground Boulevard        Annual P&I Debt Service                          573,975                      579,736
  108   815 Middle Ground Boulevard        Maturity/ARD Balance                           6,450,448                    6,486,708
  108   815 Middle Ground Boulevard        Maturity LTV                                        56.1                         56.4
  108   815 Middle Ground Boulevard        Cut-Off Date Balance                           7,470,000                    7,500,000
  108   815 Middle Ground Boulevard        Interest Rate                                     6.6250                       6.6830
  108   815 Middle Ground Boulevard        Original Balance                               7,470,000                    7,500,000
  108   815 Middle Ground Boulevard        UW DSCR                                             1.35                         1.34
  143   Bryant Portfolio                   Original Prepayment Provision
                                           (Payments)                           LO(24),Def(95),O(1)          LO(24),Def(93),O(3)
  161   Cottonwood Crest                   Annual P&I Debt Service                          292,171                      288,098
  161   Cottonwood Crest                   Maturity/ARD Balance                           3,917,429                    3,912,214
  161   Cottonwood Crest                   Maturity LTV                                        76.8                         76.7
  161   Cottonwood Crest                   Interest Rate                                     6.3920                       6.2700
  161   Cottonwood Crest                   Original Prepayment Provision
                                           (Payments)                           LO(24),Def(93),O(3)    LO(24),DeforYM1%(93),O(3)
  161   Cottonwood Crest                   UW DSCR                                             1.27                         1.28
  199   Walgreens - Jasper, IN             Annual P&I Debt Service                          147,653                      148,832
  199   Walgreens - Jasper, IN             Interest Rate                                     6.2600                       6.3100
  199   Walgreens - Jasper, IN             UW DSCR                                             1.36                         1.34